Exhibit 10.29

November 20, 2023

Edward Chipman Earle

XXXXXX

XXXXXX

Subject: Employment Offer

Dear Chip,

We are pleased to offer you the position of Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary at Orion Group Holdings, Inc. The position will be located at our corporate office in Houston, Texas and you will be responsible for the Legal, Risk Management, and Compliance functions of the Company, and for otherwise acting in the best interest of the Company’s stockholders.

Major provisions of this offer of employment include: Start Date:Monday, November 27, 2023

Starting Salary:$7,884.62 per week ($410,000.00 annualized)

Annual Target Bonus: For 2024 (paid in March 2025), you will be eligible for a target bonus of  60% of base salary for achieving target or above, no payment below 80% of target achievement. Bonus achievement is based on the Company’s consolidated financial performance, operational performance, and individual performance.

Equity Awards:

Long-Term Incentive Awards: currently 60% Restricted Stock, 40% Performance Units. You will receive an equity compensation award valued at $300,000 in Restricted Stock value with number of shares based on stock price at market close of the start date of your employment. These shares vest over a three-year period, with 1/3 vesting each year.

You will also receive $200,000 Performance Unit value with the number of performance units based on the stock price at market close on the start date of your employment. Three-year cliff vesting (in respect of fiscal years 2024, 2025 and 2026), dependent upon Performance. The criteria will be set by the Board in March 2024. For reference, for 2023, it was based on 75% EBITDA and 25% Total Stockholders’ Value, as such values are determined upon approval by the Board of Directors.

Offer of Employment

Edward Chipman Earle

November 20, 2023

You will be eligible for annual equity award consideration, generally consistent with past practices. Such grants for NEO’s are typically granted as a combination of Restricted Stock and Performance Units but may vary at the Company’s sole and absolute discretion. Grants are based on the closing price of the Company’s stock on the date of grant and typically vest over a three-year period. All terms and conditions of Orion’s Long-Term Incentive Plan would apply. Please also note that the Board of Directors otherwise maintains considerable discretion as to all aspects of executive compensation.

Auto Allowance:

You will receive an auto allowance in the amount of $1,250.00 per month, paid weekly in the amount of $288.46 via the Company’s normal payroll procedures. Vehicle allowances are a prerequisite and, as such, a taxable fringe benefit. In addition, a company gas card will be provided for your use in accordance with all terms and conditions of Company policies. Auto allowances are a perquisite and, as such, a taxable fringe benefit.

Mobile Stipend:	You will receive a mobile phone stipend in the amount of $75.00 per month paid weekly in the amount of $17.30 via the Company’s normal payroll procedures.

Group Healthcare: You will be eligible to participate in the Company’s medical, dental, vision, prescription drug, life, accidental death and disability, short-term and long- term disability plans on the first day of the next month following your date of hire. You may also participate in our pre-tax flexible spending account program. You will also be eligible to participate in the Medical Expense Reimbursement Plan (MERP) which is designed to pay healthcare expenses not paid by the Cigna OAS Plus plan.

Orion provides Executives with Basic Life and AD&D coverage equal to 4x your annual base salary, up to $1,500,000 (subject to a Guaranteed Issue amount of $1,000,000). Orion also provides $20,000 in Life insurance coverage for your spouse and $10,000 in Life insurance coverage for each eligible dependent child.

401(k) Plan:

You will be eligible to participate in the Orion 401(k) Retirement Plan upon your date of hire. Your entry date into the plan will be the first day of the month following your enrollment. The Company matches 100% of the first 3% of your eligible contributions and 50% of the next 2% of your eligible contributions.

Flexible Time Off:	As a member of the executive team, you will be eligible for unlimited Flexible Time Off (FTO) to use as desired (subject to work requirements, productivity goals and Company needs).

Offer of Employment

Edward Chipman Earle

November 20, 2023

General:	You will be eligible for 9 Holidays per year in accordance with Company policy.

You will also be subject to an employment agreement including post- employment non-compete and non-solicitation obligation and the benefit of severance entitlements under certain circumstances with the exception that such annual incentive would be restricted to that paid or payable in respect of the Company’s prior fiscal year. Please see the attached Exhibit A.

The terms and conditions of all benefit plans and programs apply.

The guiding beliefs and core values of Orion are centered on Safety, Quality, Delivery, Teamwork, and, most importantly, Integrity, the all-important foundation. These values represent our commitment to each other. We will hold each other accountable to uphold these values across our organization.

As Employees of Orion:

●	We take pride in our personal workmanship and that of the entire Orion team;
●	We are committed to ensuring that each task is properly and correctly performed the first time; and
●	We will continually improve upon everything we do, every day.

Safety

●	We are responsible and accountable for our own personal Safety.
●	We are equally responsible and accountable for the safety of our co-workers and others around us.
●	We are authorized and obligated to stop work whenever an unsafe condition or situation is anticipated or is observed.

Quality

●	We take pride in our personal workmanship and that of the entire team.
●	We will verify our work and implement controls before each task, throughout execution, and before completion.
●	We are committed to ensuring that each task is properly and timely performed the first time.
●	We will continually improve upon everything we do, every time.
●	We will provide our customers with the highest achievable quality defined by our contract.

Delivery

●	We will safely perform assigned tasks in the most efficient and cost-effective manner.
●	We will learn from our mistakes and not repeat them.
●	We will plan our work and flawlessly execute.
●	We will proactively communicate, manage, and mitigate risks.

Offer of Employment

Edward Chipman Earle

November 20, 2023

●	We will deliver on commitments and proactively communicate to our customers, our team, the Company, and our Stockholders.

Teamwork

●	Our people are our most important asset. We are committed to inspire, develop, train, reward, and retain our people.
●	We will relentlessly pursue success together as a team. We will work together, be fair, and help each other. One Team. One Mission.
●	Expect excellence from yourself, your peers, and others in the organization.
●	We promote a diverse and inclusive environment and treat everyone with dignity and respect.
●	We will be responsible and hold each other accountable for our actions.

Integrity

●	The foundation of our success rests upon Integrity. We view integrity as our ability to be honest, ethical, transparent, sincere, and forthright in our
●	dealings with others. We will apply the foundation of integrity in everything we do.
●	Whenever we as individuals or the Company makes a commitment, that commitment must be kept.

Offer of Employment

Edward Chipman Earle

November 20, 2023

Your employment will be on an “at-will” basis, which means that, subject to the terms of your employment agreement’s terms of separation, either you or the Company can terminate the employment relationship at any time with or without reason or prior notice. Your employment is contingent upon satisfactory results of our background check and pre-employment alcohol and drug screen. All employees, current and former, must maintain confidentiality by not disclosing to others any confidential, proprietary or trade secret information belonging to the Company.

We look forward to your positive response to our offer of employment and your participation as a member of the Orion team. If I can answer any questions or provide additional information, please do not hesitate to contact me at (XXX) XXX-XXXX.

Please confirm your acceptance of our job offer and the terms of employment by signing the offer letter below and returning the signed original to me.

Best Regards,

/s/ Travis Boone

Travis Boone

President and Chief Executive Officer

AGREED AND ACCEPTED:

 November 20, 2023

Edward Chipman EarleDate

Attachment:

Exhibit A: Summary of Benefits Payable to the General Counsel in Various Termination Scenarios

Offer of Employment

Edward Chipman Earle

November 20, 2023

Exhibit A

SUMMARY OF BENEFITS PAYABLE TO THE EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL IN VARIOUS TERMINATION SCENARIOS

The table below summarizes the benefits payable to the Executive VP & General Counsel in various termination scenarios. No benefits are payable if the executive voluntarily terminates employment without good reason, or employment is terminated by Company for cause. Equity awards for which vesting has not occurred will be forfeited according to the provisions of the applicable Long-Term Incentive Plan, unless otherwise determined by the Compensation Committee. Protection period means three months before and twelve months after a Change in Control of the Company.

	Death or Disability	Involuntary termination without cause or for good reason, not during a protection period. Paid in weekly installments, except bonus	Involuntary termination without cause or for good reason, and during a protection period (change of control). Paid as a lump sum
Severance	$-	One year Base Pay	Annual Base Pay x 2.5
Lump Sum Annual Incentive	-	Previous FY’s Bonus	Previous FY Bonus x 2.5
Car Allowance	-	One year auto allowance	Annual auto allowance x 2.5
Transitional Health Care Reimbursement	-
		$30,000	$75,000

End.